Filed pursuant to Rule 433

Registration Nos.: 333-165171 and 333-165171-05

Free Writing Prospectus dated July 31, 2012

$1,400,000,000

Nissan Auto Receivables 2012-B Owner Trust

Issuing Entity

Nissan Auto Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Sponsor, Seller and Servicer

The depositor has prepared a preliminary prospectus supplement dated July 30, 2012, as supplemented by the supplement to preliminary prospectus supplement, dated July 31, 2012 (the “preliminary prospectus supplement”), and prospectus dated July 30, 2012, which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Fitch
Class A-1 notes	P-1 (sf)	F1 + sf
Class A-2 notes	Aaa (sf)	AAAsf
Class A-3 notes	Aaa (sf)	AAAsf
Class A-4 notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Citigroup                 BofA Merrill Lynch                 J.P. Morgan

Credit Agricole Securities	HSBC	Mitsubishi UFJ Securities	RBC Capital Markets	RBS	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-165171) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-877-858-5407.